Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated January 27, 2015

Relating to Preliminary Prospectus Supplement dated January 27, 2015 and Prospectus dated April 23, 2013

Registration No. 333- 186726

SYNERGY RESOURCES CORPORATION

FREE WRITING PROSPECTUS

This free writing prospectus should be read together with the prospectus supplement dated January 27, 2015 (the “Prospectus Supplement”), relating to the offering of common stock by Synergy Resources Corporation (the “Company”) in connection with the Company’s registration statement on Form S-3, which became effective on April 23, 2013 (File No. 333-186726). The following information supplements and updates the information contained in the Prospectus Supplement.

On January 27, 2015, the Company issued a press release announcing the launch of the underwritten public offering of its common stock and a conference call with investors. The full text of the press release is attached as Annex A.

THE COMPANY HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) AND A PROSPECTUS SUPPLEMENT WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS, THE PROSPECTUS SUPPLEMENT AND OTHER DOCUMENTS THE COMPANY HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE COMPANY AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE COMPANY, ANY UNDERWRITER OR ANY DEALER WILL ARRANGE TO SEND YOU THE PROSPECTUS AND THE PROSPECTUS SUPPLEMENT IF YOU REQUEST IT BY CALLING 646-264-5601.

Annex A

Synergy Resources Corporation Launches Common Stock Offering

Platteville, CO, January 27, 2015 – Synergy Resources Corporation (NYSE MKT: SYRG) (“Synergy” or the “Company”) announced today the launch of an underwritten public offering of $150,000,000 of its common stock, subject to market and other conditions. The underwriters will have an option to purchase up to an additional $22,500,000 of common stock from the Company. All of the shares to be sold in this offering will be sold by the Company.

Synergy intends to use the net proceeds from the offering, along with cash on hand, to fund additional asset acquisitions in the Wattenberg Field which may become available from time to time, to pay down outstanding indebtedness under its revolving credit facility and for corporate purposes, including working capital.

Seaport Global Securities LLC is acting as book-running manager/co-lead of the offering and Johnson Rice & Company L.L.C. is acting as co-lead manager. The underwritten public offering will be made only by means of a prospectus supplement and accompanying base prospectus, copies of which may be obtained from Seaport Global Securities LLC, 360 Madison Avenue, 21st Floor, New York, NY 10117, phone 646-264-5601. When available, an electronic copy of the prospectus supplement and accompanying base prospectus may also be obtained at no charge at the Securities and Exchange Commission’s website at http://www.sec.gov.

The common stock will be issued and sold pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. This offering may only be made by means of a prospectus supplement and related base prospectus.

There will be a conference call for investors at 4:45 pm, EST. The Participant Toll Free Dial In Number is: (877) 676-3352. The Participant International Dial In Number is (609) 482-3559. The Conference ID (required to attend) is 75959161.

ABOUT SYNERGY RESOURCES CORPORATION

Synergy Resources Corporation is a domestic oil and natural gas exploration and production company. Synergy’s core area of operations is in the Denver-Julesburg Basin, which encompasses Colorado, Wyoming, Kansas, and Nebraska. The Wattenberg field in the D-J Basin ranks as one of the most productive fields in the U.S. The company’s corporate offices are located in Platteville, Colorado.

Annex A

SAFE HARBOR

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts included in this press release regarding our financial position, business strategy, plans and objectives of management for future operations and industry conditions, and are forward-looking statements. When used in this press release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond the Company’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: general economic or industry conditions, nationally and/or in the communities in which Synergy conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, the ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting the Company’s operations.

These forward-looking statements are based on current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond Synergy’s control.

CONTACT:

Investor Relations Contact:

Jon Kruljac

Synergy Resources Corporation

jkruljac@syrginfo.com

Tel (303) 840-8166

Company Contact:

Rhonda Sandquist

Synergy Resources Corporation

rsandquist@syrginfo.com

Tel (970) 737-1073